Exhibit 11

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WESTAMERICA BANCORPORATION
Computation of Earnings Per Share on Common and
Common Equivalent Shares and on Common Shares
Assuming Full Dilution
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                                                      For the three         For the nine
                                                      months ended          months ended
                                                      September 30,         September 30,
(In thousands, except per share data)               1999       1998       1999       1998
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
Weighted average number of common
  shares outstanding - basic                      38,266     41,600     38,976     42,312

Add exercise of options
  reduced by the number of
  shares that could have
  been purchased with the
  proceeds of such exercise                          606        665        625        736

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Weighted average number of common
  shares outstanding - diluted                    38,872     42,265     39,601     43,048
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Net income                                       $19,289    $18,436    $56,562    $54,634

Basic earnings per share                           $0.50      $0.44      $1.45      $1.29

Diluted earnings per share                         $0.50      $0.44      $1.43      $1.27
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